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EXHIBIT 12

FRANKLIN FINANCE CORPORATION
COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES

                                                                                                              For the period from
                                                                                                               December 22, 1997
                                                                                       For the year ended    (inception) through
                                                                                         December 31, 1998      December 31, 1997
                                                                                         ----------------------------------------

Net income                                                                         $        2,763,552             $ 102,547
Fixed charges:
Income before fixed charges                                                                 2,763,552               102,547
Fixed charges, as above                                                                             0                     0
Preferred stock dividend requirements                                                       1,801,447                49,340
Fixed charges including preferred stock dividends                                           1,801,447                49,340
Ratio of income to fixed charges and preferred stock dividend requirements                       1.53                  2.08






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